UNITED STATES DISTRICT COURT
DISTRICT OF NEW JERSEY

COSTANTINO ZANFARDINO, Derivatively on Behalf of Nominal Defendant ZERIFY, INC., formerly known as STRIKEFORCE TECHNOLOGIES, INC., Plaintiff, v. MARK L. KAY, ROMARAO PEMMARAJU AND GEORGE WALLER, Defendants, And, ZERIFY, INC., formerly known as STRIKEFORCE TECHNOLOGIES, INC. Nominal Defendant.	Case No.: 3:22-cv-07258-MCA-AME

STIPULATION AND AGREEMENT OF SETTLEMENT

This Stipulation and Agreement of Settlement, dated November 20, 2024 (the "Stipulation"), is made and entered into by and among the following Settling Parties, by and through their respective counsel of record: (i) plaintiff Costantino Zanfardino (the "Plaintiff") in the above-captioned shareholder derivative action (the "Action") brought on behalf of nominal defendant Zerify, Inc. ("Zerify" or the "Company") in the United States District Court for the District of New Jersey (the "Court"); (ii) defendants Mark L. Kay, Ramarao Pemmaraju and George Walker (collectively, the

"Individual Defendants"); and (iii) Zerify.[1] This Stipulation is intended by the Settling Parties[2] to fully, finally, and forever resolve, discharge, and settle the Released Claims, subject to the terms and conditions set forth herein.

I. FACTUAL AND PROCEDURAL BACKGROUND

This derivative action alleges that the Individual Defendants, who were the sole members of the Company's Board of Directors ("Board") at the time the litigation was filed, utilized their power and control of Zerify to enrich themselves at the expense of the Company, namely through: (i) the issuance of stock, options, or other compensation to themselves; and (2) use of the Company's capital to fund investments that benefitted them personally in connection with a transaction involving BlockSafe Technologies ("BlockSafe").

On June 10, 2022, Plaintiff issued a Demand to the Board pursuant to Wyo. Stat. Ann. § 17-16-742 to investigate the alleged misconduct which, ultimately, was alleged in the Action.

On August 19, 2022, the Board responded to the Demand and provided certain information requested in the Demand and informed Plaintiff that, after investigation, the Board concluded that neither the Company, nor any of its officers or directors engaged in any wrongdoing in connection with the transactions noted in the Demand and, as a result, it would not commence any litigation in response to Plaintiff's Demand.

On December 12, 2022, Plaintiff commenced the Action derivatively on behalf of Zerify.

On June 8, 2023, Defendants filed motions to dismiss Plaintiff's complaint ("Complaint").

On November 28, 2023, the Court granted, *in part*, and denied, *in part*, Defendants' motions to dismiss as follows: (1) granting Defendants' motion and dismissing Plaintiff's claims for breach

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[1] The Individual Defendants and the Company are referred to herein as the "Defendants."

[2] All capitalized terms not otherwise defined are defined in paragraph IV.1.

of fiduciary duty and unjust enrichment as to the Auctus Fund LLC transaction, the Crown Bridge Partners LLC transaction, the issuance of preferred stock and the approval of reverse splits; (2) granting Defendants' motion and dismissing Plaintiff's claim for corporate waste; and (3) denying Defendants' motion to dismiss as relates to the allegations concerning the BlockSafe transactions and the issuance of common stock, other shares and warrants.

On January 12, 2024, Defendants filed Answers to the Complaint, denying the material allegations therein.

On January 12, 2024, Plaintiff issued an additional Demand letter pursuant to Wyo. Stat. Ann. § 17-16-742 to investigate additional alleged misconduct.

On February 21, 2024, the Settling Parties submitted a proposed joint discovery plan to the Court.

On March 22, 2024, Plaintiff served the Individual Defendants with a first set of requests for production of documents and first set of interrogatories.

On June 5, 2024, the Settling Parties submitted a revised joint discovery plan to the Court.

On June 10, 2024, the Settling Parties participated in a Rule 16 Conference with Magistrate Judge André M. Espinosa.

On June 11, 2024, the Company responded to Plaintiff's additional Demand letter and provided certain information requested in the Demand and informed Plaintiff that, after investigation, the Company concluded that neither the Company, nor any of its officers or directors engaged in any wrongdoing in connection with any of the alleged misconduct noted in the Demand and, as a result, the Company would not commence any litigation in response to Plaintiff's additional Demand.

On June 25, 2024, the Court issued a Pretrial Scheduling Order.

In March 2024, after the motions to dismiss were granted in part and denied in part, Plaintiff and the Individual Defendants began discussing a potential settlement. The parties continued to exchange proposals and counterproposals through September 2024, engaging in a number of verbal and written exchanges. In these exchanges, Plaintiff requested, and the Individual Defendants produced, certain financial confirmatory discovery, and the Settling Parties ultimately agreed on the material terms of a settlement, which were finalized and documented in this Stipulation (the "Settlement").

II. PLAINTIFF'S CLAIMS AND THE BENEFITS OF SETTLEMENT

While disputed by Defendants, Plaintiff believes that the Action has substantial merit and Plaintiff's entry into this Stipulation and Settlement is not intended to be, and shall not be construed as an admission or concession concerning the relative strength or merit of the claims alleged. However, Plaintiff and his Counsel recognize and acknowledge the significant risk, expense, and length of continued proceedings necessary to prosecute the Action through trial and possible appeals.

Plaintiff's Counsel has also taken into account: (a) the uncertain outcome and the risk of any litigation, especially in complex cases such as derivative actions; (b) the difficulties and delays inherent in such litigation; (c) the lack of insurance on behalf of the Company; and (d) the Individual Defendants' limited ability to pay any substantial judgment. Plaintiff's Counsel also are mindful of the challenges inherent in derivative litigation, and the possible defenses to the claims alleged in the Action.

Plaintiff's Counsel have conducted a thorough investigation and analysis, including, *inter alia*: (i) reviewing Zerify's press releases, public statements, and U.S. Securities and Exchange Commission ("SEC") filings; (ii) reviewing related media reports about the Company; (iii)

researching applicable law with respect to the claims alleged in the Action and potential defenses thereto; (iv) preparing and filing the Complaint; (v) preparing and issuing the Demand; (vi) researching and briefing oppositions to the motions to dismiss; (vii) preparing and serving discovery demands; and (viii) negotiating the Settlement, including researching potential corporate governance reforms and relief that the Company ultimately agreed to adopt as consideration of the Settlement.

Based on Plaintiff's Counsel's thorough review and analysis of the relevant facts, allegations, defenses, and controlling legal principles, Plaintiff's Counsel believe that the Settlement as set forth in this Stipulation is fair, reasonable, and adequate, and confers substantial benefits upon Zerify. Based upon Plaintiff's Counsels' evaluation, Plaintiff has determined that the Settlement is in the best interests of Zerify and has agreed to settle the Action upon the terms and subject to the conditions set forth herein.

III. DEFENDANTS' DENIALS OF WRONGDOING AND LIABILITY

Defendants have denied and continue to deny each and all of the claims and contentions alleged by Plaintiff in the Action, and the Individual Defendants have expressly denied and continue to deny all allegations of wrongdoing or liability against them arising out of any conduct, statements, acts, or omissions alleged, or that could have been alleged, in the Action. Nonetheless, like Plaintiff, Defendants also have taken into account the uncertainty and risks inherent in any litigation, especially in complex cases such as derivative actions. Defendants have determined that it is in their best interests for the Action to be settled in the manner and upon the terms and conditions set forth in this Stipulation. Defendants' entry into this Stipulation and Settlement is not intended to be and shall not be construed as an admission or concession concerning the relative strength or merit of the claims alleged.

Neither this Stipulation, nor any of its terms or provisions, nor entry of the Judgment, nor any document or exhibit referred or attached to this Stipulation, nor any action taken to carry out this Stipulation, is, may be construed as, or may be used as evidence of the validity of any of the Released Claims or an admission by or against the Individual Defendants of any fault, wrongdoing, or concession of liability whatsoever.

IV. TERMS OF THE STIPULATION OF SETTLEMENT

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the undersigned counsel for the Settling Parties, in consideration of the benefits flowing to the Company from the Settlement, and subject to the approval of the Court, that the claims asserted in the Action and the Released Claims shall be finally and fully compromised, settled, and released, and the Action shall be dismissed with prejudice and with full preclusive effect as to all Settling Parties and Releasing Parties, upon and subject to the terms and conditions of this Stipulation, as set forth below.

1. Definitions

As used in this Stipulation, the following terms have the meanings specified below:

1.1 "Action" means the above-captioned shareholder derivative action, titled *Zanfardino v. Kay*, Case No. 2:22-CV-07258-MCA-AME (D.N.J.).

1.2 "Board" means the Zerify Board of Directors.

1.3 "Court" means the United States District Court for the District of New Jersey.

1.4 "Current Zerify Shareholders" means any Person who owns Zerify common stock as of the date of the execution of this Stipulation and continues to hold their Zerify common stock as of the date of Settlement Hearing, excluding the Individual Defendants, members of their

immediate families, and their legal representatives, heirs, successors, or assigns, and any entity in which Individual Defendants or any of them have, has, or had a controlling interest.

1.5 "Defendants" means, collectively, nominal defendant Zerify and the Individual Defendants.

1.6 "Defendants' Counsel" means Blank Rome LLP and McCormick & Priore, P.C.

1.7 "Demands" means the pre-suit demand letter from Plaintiff to the Board dated June 10, 2022 and the additional demand letter from Plaintiff to the Board dated January 12, 2024 and Defendants Response dated June 11, 2024.[3]

1.8 "Effective Date" means the date by which the events and conditions specified in paragraph IV.6.1 of this Stipulation have been met and have occurred.

1.9 "Fee and Expense Amount" means the sum to be paid to Plaintiff's Counsel for their attorneys' fees and expenses, as detailed in paragraph IV.4 of this Stipulation, subject to approval by the Court.

1.10 "Final" means the date upon which the last of the following shall occur with respect to the Judgment approving this Stipulation, substantially in the form of Exhibit C attached hereto: (1) the expiration of the time to file a notice of appeal from the Judgment; or (2) if an appeal has been filed, the court of appeals has either affirmed the Judgment or dismissed that appeal and the time for any reconsideration or further appellate review has passed; or (3) if a higher court has granted further appellate review, that court has either affirmed the underlying Judgment or affirmed the court of appeal's decision affirming the Judgment or dismissing the appeal. For purposes of this paragraph, an "appeal" shall not include any appeal that concerns only the issue

[3] The January 12, 2024 Demand and June 11, 2024 Response are attached hereto as Exhibits A and B, respectively.

of attorneys' fees and expenses or the payment of a service award to the Plaintiff. Any proceeding or order, or any appeal or petition for a writ of certiorari pertaining solely to the application for attorneys' fees, costs, or expenses, shall not in any way delay or preclude the Judgment from becoming Final. For the sake of clarity, as set out in paragraph IV.4.3, to the extent that an appeal is taken with respect to the Fee and Expense amount, the obligation to pay the Fee and Expense Amount is stayed until the appeal is resolved. All rights to appeal the Fee and Expense Amount are reserved by Defendants.

1.11 "Individual Defendants" means Mark L. Kay, Ramarao Pemmaraju and George Waller.

1.12 "Judgment" means the Order and Final Judgment to be entered by the Court, substantially in the form attached hereto as Exhibit C.

1.13 "Notice" means the Notice of Pendency and Proposed Settlement of Shareholder Derivative Action which, subject to approval of the Court, shall be substantially in the form attached hereto as Exhibit D.

1.14 "Person" means an individual, corporation, limited liability corporation, professional corporation, partnership, limited partnership, limited liability partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees.

1.15 "Plaintiff" means Costantino Zanfardino.

1.16 "Plaintiff's Counsel" means Cohn Lifland Pearlman Herrmann & Knopf LLP and Zwerling, Schachter & Zwerling, LLP.

1.17 "Preliminary Approval Order" means the Order to be entered by the Court, substantially in the form of Exhibit E attached hereto, including, *inter alia*, preliminarily approving the terms and conditions of the Settlement as set forth in this Stipulation, directing that notice be provided to Current Zerify Shareholders, and scheduling a Settlement Hearing to consider whether the Settlement and Fee and Expense Amount be finally approved.

1.18 "Related Persons" means with regard to: (i) each Individual Defendant and the Plaintiff, their spouses, marital communities, immediate family members, heirs, executors, personal representatives, estates, administrators, trusts, predecessors, successors, and assigns or other individual or entity in which he or she has a controlling interest, and each and all of their respective past and present officers, directors, employees, agents, affiliates, parents, subsidiaries, divisions, attorneys, accountants, auditors, advisors, insurers, co-insurers, re-insurers, heirs, executors, personal representatives, estates, administrators, trusts, predecessors, successors, and assigns; and (ii) Zerify, all past or present agents, officers, directors, attorneys, accountants, auditors, advisors, insurers, coinsurers, reinsurers, partners, controlling shareholders, joint venturers, related or affiliated entities, advisors, employees, affiliates, predecessors, successors, parents, subsidiaries, insurers, and assigns for Zerify.

1.19 "Released Claims" means any and all claims and causes of action of every nature and description, including both known and Unknown Claims (as defined in paragraph IV.5), whether arising under federal, state, common or foreign law, that arise out of or in any way relate in any way to: (i) the claims that were asserted in the complaint in the Action; (ii) any claims, transactions or allegations referenced or asserted in the Demands; or (iii) the institution, prosecution, or settlement of the Action, except for any claims relating to the enforcement of the Settlement.

1.20 "Released Persons" means collectively, Zerify, the Individual Defendants, and their respective Related Persons. "Released Person" means, individually, any of the Released Persons.

1.21 "Releasing Parties" means Plaintiff, all other Current Zerify Shareholders, Plaintiff's Counsel, and Zerify. "Releasing Party" means, individually, any of the Releasing Parties.

1.22 "Settlement" means the settlement and compromise of the Action as provided for herein.

1.23 "Settlement Hearing" means the hearing or hearings at which the Court will review the adequacy, fairness, and reasonableness of the Settlement.

1.24 "Settling Parties" means, collectively, Plaintiff and Defendants. "Settling Party" means, individually, any of the Settling Parties.

1.25 "Stipulation" means this Stipulation and Agreement of Settlement.

1.26 "Summary Notice" means the Summary Notice of Pendency and Proposed Settlement of Shareholder Derivative Action, substantially in the form attached hereto as Exhibit F.

1.27 "Unknown Claims" means any Released Claim(s) that Plaintiff or Defendants do not know of or suspect to exist in his, her, or its favor at the time of the release of the Released Persons. With respect to any and all Released Claims, the Settling Parties agree that upon the Effective Date, the Settling Parties expressly waive the provisions, rights and benefits conferred by or under California Civil Code section 1542, or any other law of the United States or any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to section 1542, which provides:

> A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT

TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Settling Parties acknowledge that they may hereafter discover facts in addition to or different from those now known or believed to be true by them, with respect to the subject matter of the Released Claims, but it is the intention of the Settling Parties to completely, fully, finally, and forever compromise, settle, release, discharge, and extinguish any and all Released Claims, known or unknown, suspected or unsuspected, contingent or absolute, accrued or unaccrued, apparent or unapparent, which do now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts. The Settling Parties acknowledge that the foregoing waiver was separately bargained for and is a key element of this Stipulation of which this release is a part.

1.28 "Zerify" or the "Company" means nominal defendant Zerify, Inc., a Wyoming corporation, and its affiliates, subsidiaries, predecessors, successors, and assigns.

2. Terms of the Settlement

2.1 Zerify shall, within seventy-five (75) days of entry of the Judgment, effectuate and adopt the following relief and reforms ("Relief"):

(a) Appoint, at Defendants' expense, a retired judge of the United States District Court for the District of New Jersey, reasonably satisfactory to Plaintiff, as an independent overseer whose approval will be required for any transaction occurring during a period of two years from the date of that person's appointment involving the Company which benefit any of the Individual Defendants, directly or indirectly, except for any transactions that would benefit the Individual Defendants in their capacity as shareholders of the Company;

(b) To the extent that a retired judge of the United States District Court for the District of New Jersey is not available, the parties agree to meet and confer in good faith to identify a suitable alternative retired federal judge from another jurisdiction.

(c) The Individual Defendants will relinquish all of their personal ownership interest in BlockSafe and return such interest to the Company. For avoidance of doubt, nothing contained in this paragraph shall prohibit any Individual Defendant from enjoying any benefit in connection with BlockSafe or otherwise that accrues to the Company as a shareholder in the Company; and

(d) Individual Defendants Waller and Pemmaraju will return 75% of the shares of Company stock that were issued to them in 2021 (constituting 6,892,220 shares and 7,375,000 shares, respectively, to be returned to the Company).

2.2 Zerify, through its Board, acknowledges and agrees that the Relief identified in paragraph 2.1 confers substantial benefits upon Zerify.

2.3 Zerify, through its Board, also acknowledges that Plaintiff's litigation and settlement efforts in the Action were the sole precipitating factor in the Board's agreement to effectuate, adopt, implement, and maintain the Relief, and that the Relief would not have been effectuated, implemented and/or maintained but for Plaintiff's efforts.

2.4 As additional consideration of this Settlement, due to the lack of insurance available to cover any claims emanating from the alleged misconduct asserted in this Action, the Settling Parties have agreed that the Individual Defendants will personally pay a maximum of $25,000.00 towards any Fee and Expense Amount awarded by the Court. The payment of such amount is not intended in any way to serve as a measure of, much less a cap on the Fee and Expense Amount that may be awarded by the Court to Plaintiff's Counsel; provided, however, that the Individual

Defendants shall have no liability or responsibility for any portion of the Fee and Expense Amount other than the $25,000.00 payment they are making as provided in this paragraph. For avoidance of doubt, any Fee and Expense Amount awarded by the Court over and above $25,000.00 shall be borne exclusively by the Company and not the Individual Defendants.

3. Approval and Notice

3.1 Promptly after execution of this Stipulation, Plaintiff shall file this Stipulation together with its exhibits with the Court and shall apply for entry of an order substantially in the form of Exhibit E attached hereto (the "Preliminary Approval Order"), requesting: (i) preliminary approval of the Settlement set forth in this Stipulation; (ii) approval of the form and manner of providing notice of the Settlement to Current Zerify Shareholders; and (iii) a date for the Settlement Hearing.

3.2 Notice of the Settlement to Current Zerify Shareholders shall consist of the Notice, which includes the general terms of the Settlement set forth in this Stipulation and the date of the Settlement Hearing, substantially in the form attached hereto as Exhibit D and the Summary Notice, substantially in the form attached hereto as Exhibit F.

3.3 Zerify shall undertake the administrative responsibility for giving all notices to Current Zerify Shareholders and shall be solely responsible for paying the costs and expenses related to providing all notices approved or required by the Court. Within ten (10) calendar days after the entry of the Preliminary Approval Order, Zerify shall: (i) publish the Summary Notice once in *Investor's Business Daily*; (ii) file with the SEC a Current Report on Form 8-K, with an accompanying press release and attaching the Notice and the Stipulation together with its exhibits; and (iii) post the Notice and Stipulation to the Company's investor relations page of its website. The Notice and Summary Notice shall contain a link to the Company's website where stockholders

can access the Current Report on Form 8-K, accompanying press release, the Notice, and the Stipulation together with its exhibits. The Settling Parties believe the content and manner of the notice, as set forth in this paragraph, constitutes adequate and reasonable notice to Current Zerify Shareholders pursuant to applicable law and due process. Prior to the Settlement Hearing, Defendants' Counsel shall file with the Court an appropriate affidavit or declaration with respect to publishing, filing, and posting the Notice and Summary Notice.

3.4 Pending the Court's determination as to final approval of the Settlement, Plaintiff and all Zerify shareholders are barred and enjoined from commencing, prosecuting, instigating, or in any way participating in the commencement or prosecution of any action asserting any Released Claim against any of the Released Persons.

4. Attorneys' Fees and Reimbursement of Expenses

4.1 In consideration of the substantial benefits conferred upon Zerify by the consideration of the Settlement as set forth in paragraph IV.2.1, and the efforts of Plaintiff and Plaintiff's Counsel in the Action in achieving the consideration of the Settlement, and subject to Court approval, Plaintiff's Counsel shall apply to the Court for a Fee and Expense Amount not to exceed $368,607 in attorneys' fees and $8,547 for reimbursement of expenses, pursuant to Wyo. Stat. Ann. § 17-16-746.

4.2 As set forth in paragraph IV.2.4 above, the Individual Defendants shall have no liability or responsibility for any portion of any Fee and Expense Amount other than the $25,000.00 payment they are making as provided in that paragraph and that any Fee and Expense Amount awarded by the Court over and above $25,000.00 shall be borne exclusively by the Company and not the Individual Defendants. Nothing in this paragraph shall constitute an admission or acknowledgment by the Defendants as to any Fee and Expense Amount award, and

Defendants reserve all rights to challenge any Fee and Expense Amount application by Plaintiff's Counsel. All rights to appeal the Fee and Expense Amount are reserved by Defendants.

4.3 The Fee and Expense Amount awarded by the Court shall constitute final and complete payment for Plaintiff's attorneys' fees and expenses that have been incurred or will be incurred in connection with the Action; provided, however, that Defendants and the Plaintiff reserve all rights to appeal such award. The Individual Defendants shall cause the first $25,000.00 the Fee and Expense Amount (which is the Individual Defendants' maximum payment and exposure with respect to the Fee and Expense Amount) to be paid into an escrow account controlled by Plaintiff's Counsel within thirty (30) calendar days of the Court's final approval of the Settlement. The Company shall cause the remainder of the Fee and Expense Amount to be paid within thirty (30) calendar days of the Court's final approval of the Settlement. To the extent that an appeal is taken with respect to the Fee and Expense Amount, the obligation to pay the Fee and Expense Amount is stayed until the appeal is resolved. All rights to appeal the Fee and Expense Amount are reserved by Defendants.

4.4 Plaintiff's Counsel shall allocate the Fee and Expense Amount among themselves, and Defendants shall have no responsibility for, and no liability with respect to, the allocation of the attorneys' fees awarded among Plaintiff's Counsel.

4.5 The Settling Parties further stipulate that Plaintiff's Counsel may apply to the Court for a service award of up to five thousand dollars ($5,000) to Plaintiff ("Service Award"), to be paid by the Individual Defendants, subject to approval by the Court, in recognition of Plaintiff's efforts in helping to achieve the Settlement's benefits for the Company. The failure of the Court to approve the requested Service Award, in whole or in part, shall have no effect on the Settlement as set forth in this Stipulation.

5. Releases

5.1 Upon the Effective Date, the Releasing Parties shall be deemed to have fully, finally, and forever released, relinquished, and discharged the Released Claims, including both known and Unknown Claims, against the Released Persons and any and all claims arising out of, relating to, or in connection with the defense, settlement, or resolution of the Action and/or any and all claims, transactions or allegations in the Demands against the Released Persons. Nothing herein shall in any way impair or restrict the rights of any Settling Party to enforce the terms of this Stipulation.

5.2 Upon the Effective Date, each of the Released Persons shall be deemed to have fully, finally, and forever released, relinquished, and discharged Plaintiff and their Related Persons, Plaintiff's Counsel and their Related Persons, and Current Zerify Shareholders and their Related Persons from all claims and causes of action of every nature and description, including both known and Unknown Claims, whether arising under federal, state, common or foreign law, that arise out of or relate in any way to the institution, prosecution, or settlement of the Released Claims, except for any claims relating to the enforcement of the Settlement. Nothing herein shall in any way impair or restrict the rights of any Settling Party to enforce the terms of this Stipulation.

6. Conditions of Settlement; Effect of Disapproval, Cancellation or Termination

6.1 The Effective Date of this Stipulation as to the Individual Defendants shall be conditioned on the occurrence of all of the following events:

a. Court approval of the Settlement and approval of the content and method of providing notice of the proposed Settlement to Current Zerify Shareholders, and the subsequent dissemination of notice to Current Zerify Shareholders;

b. Court entry of the Judgment, in all material respects in the form set forth as Exhibit C annexed hereto, approving the Settlement and dismissing the Action with prejudice, without awarding costs to any party, except as provided herein;

c. payment by the Individual Defendants of $25,000.00 for their maximum contribution to the Fee and Expense Amount in accordance with paragraph IV.2.4; and

d. the passing of the date upon which the Judgment becomes Final;

6.2 The Effective Date of this Stipulation as to the Company shall be conditioned on the occurrence of all of the following events:

a. Court approval of the Settlement and approval of the content and method of providing notice of the proposed Settlement to Current Zerify Shareholders, and the subsequent dissemination of notice to Current Zerify Shareholders;

b. Court entry of the Judgment, in all material respects in the form set forth as Exhibit C annexed hereto, approving the Settlement and dismissing the Action with prejudice, without awarding costs to any party, except as provided herein;

c. payment by the Company of the Fee and Expense Amount in accordance with paragraphs IV.4.1, 4.2 and 4.3; and

d. the passing of the date upon which the Judgment becomes Final;

6.3 If any of the conditions specified in paragraph IV.6.1 and IV.6.2 are not met, then this Stipulation shall be canceled and terminated as to the Individual Defendants and the Company, respectively, subject to paragraph IV.6.4 unless counsel for the Settling Parties mutually agree in writing to proceed with this Stipulation.

6.4 If for any reason the Effective Date of this Stipulation as to the Individual Defendants or the Company does not occur, or if this Stipulation is in any way canceled, terminated or fails to

become Final in accordance with its terms: (a) all Settling Parties and Released Persons shall be restored to their respective positions in the Action as of the date of execution of the Stipulation; (b) all releases delivered in connection with this Stipulation shall be null and void, except as otherwise provided for in this Stipulation; and (c) all negotiations, proceedings, documents prepared, and statements made in connection herewith shall be without prejudice to the Settling Parties, shall not be deemed or construed to be an admission by a Settling Party of any act, matter, or proposition, and shall not be used in any manner for any purpose in any subsequent proceeding in the Action or in any other action or proceeding. In such event, the terms and provisions of this Stipulation shall have no further force and effect with respect to the Settling Parties and shall not be used in the Action or in any other proceeding for any purpose.

7. Bankruptcy

7.1 In the event any proceedings by or on behalf of Zerify, whether voluntary or involuntary, are initiated under any chapter of the United States Bankruptcy Code, including any act of receivership, asset seizure, or similar federal or state law action ("Bankruptcy Proceedings"), the Settling Parties agree to use their commercially reasonable best efforts to obtain all necessary orders, consents, releases, and approvals for effectuation of the Stipulation and Court approval of the Settlement in a timely and expeditious manner.

7.2 In the event of any Bankruptcy Proceedings by or on behalf of Zerify, the Settling Parties agree that all dates and deadlines set forth herein will be extended for such periods of time as are necessary to obtain necessary orders, consents, releases, and approvals from the Bankruptcy Court to carry out the terms and conditions of the Stipulation.

7.3 In the event of any Bankruptcy Proceedings by or on behalf of Zerify, provided that the Individual Defendants have satisfied their obligations under this Agreement, then this Agreement

remains in full force and effect as to the Individual Defendants, including, but not limited to the releases of the Individual Defendants as provided in this Agreement.

8. Miscellaneous Provisions

8.1 The Settling Parties: (a) acknowledge that it is their intent to consummate this Stipulation; and (b) agree to act in good faith and cooperate to take all reasonable and necessary steps to expeditiously implement the terms and conditions of this Stipulation.

8.2 In the event that any part of the Settlement is found to be unlawful, void, unconscionable, or against public policy by a court of competent jurisdiction, the remaining terms and conditions of the Settlement shall remain intact.

8.3 Any planned, proposed, or actual sale, merger, or change-in-control of Zerify shall not void this Stipulation. The Stipulation shall run to and bind the Settling Parties' respective successors-in-interest. In the event of a planned, proposed, or actual sale, merger, or change-in-control of Zerify, the Settling Parties shall continue to seek court approval of the Settlement expeditiously, including, but not limited to, the Settlement terms reflected in this Stipulation.

8.4 The Settling Parties intend this Settlement to be a final and complete resolution of all disputes between them with respect to the Action and the Demands. The Settlement comprises claims that are contested and shall not be deemed an admission by any Settling Party as to the merits of any claim, allegation, or defense. The Settling Parties and their respective counsel agree that at all times during the course of the litigation, each has complied with the requirements of the applicable laws and rules of the Court, including, without limitation, Rule 11 of the Federal Rules of Civil Procedure, and all other similar laws and/or rules governing professional conduct.

8.5 Each of the Individual Defendants expressly denies and continues to deny each and all of the claims and contentions in the Action and all allegations of wrongdoing or liability against himself arising out of any conduct, statements, acts, or omissions alleged, or which could have been alleged, in the Action. The existence of the provisions contained in this Stipulation shall not be deemed to prejudice in any way the respective positions of the Settling Parties with respect to the Action, shall not be deemed a presumption, a concession, or admission by any of the Settling Parties of any fault, liability, or wrongdoing as to any facts, claims, or defenses that have been or might have been alleged or asserted in the Action or with respect to any of the claims settled in the Action, or any other action or proceeding, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in the Action, or in any other action or proceeding, except for any litigation or judicial proceeding arising out of or relating to this Stipulation or the Settlement whether civil, criminal, or administrative, for any purpose other than as provided expressly herein.

8.6 This Stipulation may be modified or amended only by a writing signed by the signatories hereto, or their respective successors-in-interest.

8.7 This Stipulation shall be deemed drafted equally by all Settling Parties.

8.8 No representations, warranties, or inducements have been made to any of the Settling Parties concerning this Stipulation or its exhibits other than the representations, warranties, and covenants contained and memorialized in such documents.

8.9 Each counsel or other Person executing this Stipulation or its exhibits on behalf of any of the Settling Parties hereby warrants that such Person has the full authority to do so.

8.10 The exhibits to this Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

8.11 This Stipulation and the exhibits attached hereto constitute the entire agreement among the Settling Parties with respect to the subject matter hereof and supersede all prior and contemporaneous oral and written agreements and discussions.

8.12 In the event that there exists a conflict or inconsistency between the terms of this Stipulation and the terms of any exhibit hereto, the terms of this Stipulation shall prevail.

8.13 This Stipulation may be executed in any number of counterparts, including by electronic signature transmitted by e-mailed PDF files. Each counterpart, when so executed, shall be deemed to be an original, and all such counterparts together shall constitute the same instrument.

8.14 This Stipulation shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of New Jersey, and the rights and obligations of the parties to this Stipulation shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of New Jersey without giving effect to that State's choice of law principles.

8.15 The Court shall retain jurisdiction to implement and enforce the terms of the Stipulation and the Court's Judgment and to consider any matters or disputes arising out of or relating to the Settlement, and the Settling Parties submit to the jurisdiction of the Court for purposes of implementing and enforcing the Settlement embodied in the Stipulation and Judgment, and for matters or disputes arising out of or relating to the Settlement.

IN WITNESS WHEREOF, the Settling Parties have caused this Stipulation to be executed by their duly authorized attorneys.

Dated: November 20, 2024

/s/ Jonathan M. Korn
Jonathan M. Korn
BLANK ROME LLP
New Jersey Resident Partner
300 Carnegie Center, Suite 220
Princeton, NJ 08540
Telephone: (609) 750-7707
Facsimile: (609) 897-7395
Jonathan.Korn@BlankRome.com

Daniel E. Rhynhart
One Logan Square
130 N. 18th Street
Philadelphia, Pennsylvania 19103
Phone: (215) 569-5600
Rhynhart@blankrome.com

Andrew T. Hambelton
Elizabeth V. Young
1271 Avenue of the Americas
New York, New York 10020
Phone: (212) 885-5000
andrew.hambelton@blankrome.com
elizabeth.young@blankrome.com

Counsel for Individual Defendants Ramarao Pemmaraju, Mark L. Kay, and George Waller

/s/ Robert J. Cahall
Robert J. Cahall
Igor Konstankevich
McCORMICK & PRIORE, P.C.
300 Carnegie Ctr. Blvd, Suite 160
Princeton, NJ 08540
Tel. (609) 716-9550
Fax (609) 716-8140
rcahall@mccormickpriore.com
ikonstankevich@mccormickpriore.com

Counsel for Nominal Defendant Zerify, Inc.

/s/ Matthew F. Gately
Peter S. Pearlman
Matthew F. Gately
COHN LIFLAND PEARLMAN HERRMANN & KNOPF LLP
Park 80 Plaza West-One
250 Pehle Avenue, Suite 401
Saddle Brook, NJ 07663
(201) 845-9600
psp@njlawfirm.com
mfg@njlawfirm.com

Robert S. Schachter
Justin M. Tarshis
Jessica Hermes
ZWERLING, SCHACHTER & ZWERLING, LLP
41 Madison Avenue
New York, NY 10010
(212) 223-3900
rschachter@zsz.com
jtarshis@zsz.com
jhermes@zsz.com

Counsel for Plaintiff Costantino Zanfardino

EXHIBIT A

Zwerling, Schachter & Zwerling, LLP
Counselors at Law

Robert S. Schachter
rschachter@zsz.com

41 Madison Avenue
New York, NY 10010
tel. 212•223•3900
fax 212•371•5969

January 12, 2024

BY FEDEX

Board of Directors
Zerify, Inc.
1090 King George Post Road
Suite #603
Edison, NJ 08837

Re: Demand Pursuant Wyo. Stat. Ann. § 17-16-742 on the Board of Directors of Zerify, Inc.

Dear Board of Directors:

We represent Constantine Zanfardino. Mr. Zanfardino has been a shareholder of Zerify, Inc. ("Zerify" or the "Company") continuously since March 20, 2017. Mr. Zanfrandino hereby demands that Board of Directors of Zerify (the "Board"):

1. Investigate breaches of fiduciary duty, mismanagement, and other violations of law by members of the Board; and[1]
2. Consider any remedies to be sought because of the breaches of fiduciary duty, mismanagement, and other violations of law by members of Board.

BASIS OF DEMAND

August 3, 2023 Warrants

On August 3,2023, the Company filed a Registration Statement ("Form S-1/A") with the Securities Exchange Commission ("SEC") relating to the resale of up to 990,444,446 shares of common stock, which consists of the shares of common stock being offered by 7 Selling Shareholders that are issuable upon conversion of 990,444,446 common stock purchase warrants at an exercise price of $0.0036. The shares of common stock being offered by the Selling Stockholders are issuable upon each Selling Stockholder's notice of conversion to be delivered to the Company pursuant to the

---

1 Members of the Board are Mark L. Kay ("Kay"); Romarao Pemmaraju ("Pemmaraju"); and George Waller ("Waller").

common stock purchase warrants that each of the Selling Stockholders have with the Company.

The Registration Statement further states that the Company would receive an aggregate of $3,392,800 from the conversion of all 990,444,446 purchase warrants assuming that all such warrants being registered herein are converted into common stock shares at an assumed exercise price of $0.0036 and all the Selling Shareholders engage in resale of our common stock. *See* Form S-1/A at 2.

It appears that most (or all) of the warrants were converted into common stock, yet it is unclear where the proceeds from that conversion ended up.[2] What did the Company receive or not receive from the conversion of the purchase warrants?

Further, on October 18, 2023, the Company filed a Form 1-A Post Qualification Amendment Offering Circular ("Form 1-A") relating to raising an additional $344,000. If the Company did collect $3,392,800, why would it need to raise another $344,000 two months later?

The requested investigation should include disclosure of all parties that were recipients of any of the proceeds from the conversion of the warrants and to take action to recover for the Company the proceeds rightfully belonging to it.

<u>SG&A 2Q 2023</u>

The Company's Form 1-A shows that Selling, General and Administrative expenses ("SG&A") increased to $1,166,000 for the second quarter of 2023. *See* Form 1-A at 39. In the first quarter of 2023, SG&A was $533,000. *Id.* at 43. What line items caused SG&A to increase more than 218% in the second quarter of 2023?

We await your prompt reply.

---

[2] The Aug. 3, 2023, Registration Statement indicates 1,418,017,570 shares of common stock outstanding. *See* Form S-1/A at 2. If the 990,444,446 warrants were exercised, the total issued, and outstanding shares would be 2,408,462,016. *Id.* On October 18, 2023, the Company's outstanding shares were reported to be 2,204,896,950 (close to the total if all warrants were exercised). *See* Form 1-A at 10.

Very truly yours,

[signature]

Robert S. Schachter
Zwerling, Schachter & Zwerling LLP

EXHIBIT B

McCORMICK & PRIORE, P.C.
ATTORNEYS AT LAW

WWW.McCORMICKPRIORE.COM

NEW JERSEY
300 Carnegie Ctr. Blvd.
Suite 160
Princeton, NJ 08540

T: 609.716.9550
F: 609.716.8140

PHILADELPHIA
2001 Market St.
Suite 3810
Philadelphia, PA
19103

T: 215.972.0161
F: 215.972.5580

PLYMOUTH MEETING
450 Plymouth Road
Suite 204
Plymouth Meeting, PA
19462

T: 215.664.4004
F: 215.664.4005

DELAWARE
1000 North West St.
Suite 1200
Wilmington, DE 19801

T: 302.295.4895
F: 302.295.4801

NEW YORK
The Chrysler Building
405 Lexington Avenue
26th Floor
New York, NY 10174

T: 212.364.5160
F: 917.368.8005

June 11, 2024

Via Regular Mail and Email:
rschachter@zsz.com
Robert S. Schachter, Esquire
Zwerling, Schachter & Zwerling LLP
41 Madison Avenue
New York, NY 10010

RE: Zanfardino v. Zerify, Inc., et al
Case No.: 2:22-cv-07258-MCA-AME
File No.: 9500-20620

Dear Mr. Schachter:

As you may be aware, our office represents Zerify, Inc., f/k/a StrikeForce Technologies, Inc. (the "Company") in the above-referenced matter. We write in response to your letter dated January 12, 2024, demanding, on behalf of shareholder Constantine Zanfardino, that the Company investigate various alleged wrongdoings and provide information concerning certain transactions (the "Demand").

As an initial matter, as you are well aware, Mr. Zanfardino has already brought suit against the Company's Board of Directors ("Board") and the Company. The Demand thus appears to be an inappropriate attempt to acquire additional information that Mr. Zanfardino may use to bolster his Complaint and the allegations therein.

Regardless, the Company takes all inquiries by its shareholders, including Mr. Constantine's demand, seriously. As such, the Company undertook to investigate each of the transactions noted in your letter. Based on the Company's investigation, the Company is not aware of any wrongdoing by the Company or any of its officers or directors that warrants any further action.

Each of the questioned transactions in your letter was fully and properly disclosed in public filings made by the Company, as described below.

August 3, 2023 Warrants

Request: With respect to the August 3, 2023 Registration Statement "relating to the resale of up to 990,444,446 shares of common stock" "[i]t appears that most (or all) of the warrants were converted into common stock, yet it is unclear where the proceeds from that conversion ended up. What did the Company receive or not receive from the conversion of the purchase warrants?

Response: The 990,444,446 shares of common stock were originally priced at $0.0036 per share in the Registration Statement. (See Zerify, Inc. Form S-1/A filed August 3, 2023 at 2.) The shares were subsequently re-priced at between $0.000900 and $0.000450 such that the Company received approximately $504,110 in exchange for the common stock resale, which was used primarily for Company expenses.

Form 1-A Post Qualification Amendment Offering Circular

Request: "On October 18, 2023, the Company filed a Form 1-A Post Qualification Amendment Offering Circular ("Form 1-A") relating to raising an additional $344,000. If the Company did collect $3,392,800, why would it need to raise another $344,000 two months later?"

Response: See above, the Company did not collect $3,392,800 in relation to the August 3, 2023 Registration Statement.

SG&A Q2 2023

Request: "The Company's Form 1-A shows that Selling, General and Administrative expenses ("SG&A") increased to $1,166,000 for the second quarter of 2023. See Form 1-A at 39. In the first quarter of 2023, SG&A was $533,000. Id. at 43. What line items caused SG&A to increase more than 218% in the second quarter of 2023?"

Response: The Company's Form 1-A shows that Selling, General, and Administrative expenses for Q1 2023 was $1,166,000. (Zerify, Inc. Form 1-A filed July 20, 2023, at F-2.) The Company's Form 10Q for the quarterly period ending June 30, 2023, showed that the SG&A was $533,000. (Zerify, Inc. Form 10-Q filed Oct. 3, 2023 at 4.) This is a decrease in spending rather than an increase, as stated in your letter, such that this question is moot and does not require an answer.

Because neither the Company, nor any of its officers or directors has engaged in any wrongdoing in connection with any of the transactions noted in your letter, no further action is warranted, and the Company hereby rejects any suggestion by Mr. Zanfardino that the Company take any further action.

If you have additional questions or concerns, please do not hesitate to contact me at (609) 716-9550 or via email at ikonstankevich@mccormickpriore.com.

Very truly yours,

/s/ Igor Konstankevich

Robert J. Cahall
Igor Konstankevich

RJC/IK/emr

EXHIBIT C

UNITED STATES DISTRICT COURT
DISTRICT OF NEW JERSEY

COSTANTINO ZANFARDINO, Derivatively on Behalf of Nominal Defendant ZERIFY, INC., formerly known as STRIKEFORCE TECHNOLOGIES, INC., Plaintiff, v. MARK L. KAY, ROMARAO PEMMARAJU AND GEORGE WALLER, Defendants, And, ZERIFY, INC., formerly known as STRIKEFORCE TECHNOLOGIES, INC. Nominal Defendant.	Case No.: 3:22-cv-07258-MCA-AME **EXHIBIT C**

[PROPOSED] ORDER AND FINAL JUDGMENT

This matter came before the Court for hearing on ______________________, 2025, to consider approval of the proposed settlement ("Settlement") set forth in the Stipulation and Agreement of Settlement dated November 20, 2024, and the exhibits thereto (the "Stipulation") and the Fee and Expense Amount and Service Award requested by Plaintiffs' Counsel. The Court has reviewed and considered all documents, evidence, objections (if any), and arguments presented in support of or against the Settlement, Fee and Expense Amount and Service Award. Good cause appearing therefore, the Court enters this Judgment.

IT IS HEREBY ORDERED, ADJUDGED, AND DECREED that:

1. This Judgment incorporates by reference the definitions in the Stipulation, and all capitalized terms used herein shall have the same meanings as set forth in the Stipulation.

2. This Court has jurisdiction over the subject matter of the Action, including all matters necessary to effectuate the Settlement, and over all Settling Parties to the Action.

3. The Court finds that the notice provided to Zerify shareholders constituted the best notice practicable under the circumstances. The notice fully satisfied the requirements of Rule 23.1 of the Federal Rules of Civil Procedure and the requirements of due process.

4. The Court hereby approves the Settlement set forth in the Stipulation and finds that the Settlement is, in all respects, fair, reasonable, and adequate to each of the Settling Parties, and further finds that the Settlement is in the best interests of Zerify and its shareholders.

IT IS HEREBY ORDERED AND ADJUDGED THAT, PURSUANT TO THE TERMS OF THAT SETTLEMENT, ZERIFY AND THE INDIVIDUAL DEFENDANTS, AS APPROPRIATE TO THE TERMS OF THE SETTLEMENT, SHALL, WITHIN SEVENTY-FIVE (75) DAYS OF ENTRY OF THE JUDGMENT, EFFECTUATE AND ADOPT THE FOLLOWING RELIEF AND REFORMS ("RELIEF"):

(a) Appoint, at Defendants' expense, a retired judge of the United States District Court for the District of New Jersey, reasonably satisfactory to Plaintiff, as an independent overseer whose approval will be required for any transaction occurring during a period of two years from the date of that person's appointment involving the Company which benefit any of the Individual Defendants, directly or indirectly, except for any transactions that would benefit the Individual Defendants in their capacity as shareholders of the Company;

(b) To the extent that a retired judge of the United States District Court for the District of New Jersey is not available, the parties agree to meet and confer in good faith to identify a suitable alternative retired federal judge from another jurisdiction.

(c) The Individual Defendants will relinquish all of their personal ownership interest in BlockSafe and return such interest to the Company. For avoidance of doubt, nothing contained in this paragraph shall prohibit any Individual Defendant from enjoying any benefit in connection with BlockSafe or otherwise that accrues to the Company as a shareholder in the Company; and

(d) Individual Defendants Waller and Pemmaraju will return 75% of the shares of Company stock that were issued to them in 2021 (constituting 6,892,220 shares and 7,375,000 shares, respectively, to be returned to the Company).

5. The Action and all claims contained therein, as well as all of the Released Claims against Released Persons, are dismissed with prejudice. The Settling Parties are to bear their own costs, except as otherwise provided below.

6. Upon the Effective Date, the Releasing Parties shall be deemed to have fully, finally, and forever released, relinquished, and discharged the Released Claims, including both known and Unknown Claims, against the Released Persons and any and all claims arising out of, relating to, or in connection with the defense, settlement, or resolution of the Action and/or any and all claims, transactions or allegations in the Demands against the Released Persons..

7. Upon the Effective Date, each of the Released Persons shall be deemed to have fully, finally, and forever released, relinquished, and discharged Plaintiff and his Related Persons, Plaintiffs' Counsel and their Related Persons, and Current Zerify Shareholders and their Related Persons from all claims and causes of action of every nature and description, including both known

and Unknown Claims, whether arising under federal, state, common or foreign law, that arise out of or relate in any way to the institution, prosecution, or settlement of the Released Claims, except for any claims relating to the enforcement of the Settlement.

8. Nothing herein shall in any way impair or restrict the rights of any Settling Party to enforce the terms of the Stipulation.

9. During the course of the litigation, all parties and their respective counsel at all times complied with the requirements of Rule 11 of the Federal Rules of Civil Procedure, and all other similar laws or statutes.

10. The Court hereby approves the sum of $_________ for the payment of the Fee and Expense Amount to Plaintiffs' Counsel, consisting of $________ in attorneys' fees and $________ for the reimbursement of Plaintiff's Counsel's expenses. Twenty-Five Thousand ($25,000.00) of the Fee and Expense Amount shall be paid by the Individual Defendants and the balance shall be paid by the Company. The Court finds that the Fee and Expense Amount is fair and reasonable. No other fees, costs, or expenses may be awarded to Plaintiff's Counsel in connection with the Settlement. The Fee and Expense Amount shall be distributed in accordance with the terms of the Stipulation.

11. The Court hereby approves a Service Award of $5,000 for the Plaintiff to be paid by the Individual Defendants in recognition of Plaintiff's participation and effort in the prosecution of the Action.

12. Neither the Stipulation nor the Settlement, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the Settlement: (a) is or may be deemed to be or may be offered, attempted to be offered, or used in any way by the Settling Parties or any other Person as a presumption, a concession, or an admission of, or evidence of, any fault,

wrongdoing, or liability of the Settling Parties or Released Persons, or of the validity of any Released Claims; or (b) is intended by the Settling Parties to be offered or received as evidence or used by any other person in any other actions or proceedings, whether civil, criminal, or administrative, other than to enforce the terms therein.

13. The Released Persons may file the Stipulation and/or the Judgment, and file or reference acts performed or documents executed pursuant to or in furtherance of the Stipulation and/or the Judgment: (i) in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, full faith and credit, release, good faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim; (ii) in furtherance of the Settlement contemplated in the Stipulation; and (iii) in any action to enforce the Settlement.

14. Without affecting the finality of this Judgment in any way, this Court hereby retains continuing jurisdiction with respect to implementation and enforcement of the terms of the Stipulation. If for any reason the Effective Date does not occur, or if the Stipulation is in any way canceled, terminated or fails to become Final in accordance with its terms, then: (a) all Settling Parties and Released Persons shall be restored to their respective positions as of November 20, 2024 (when they executed the Stipulation); (b) all releases delivered in connection with the Stipulation shall be null and void, except as otherwise provided for in the Stipulation; (c) any Fee and Expense Amount paid to Plaintiffs' Counsel shall be refunded and returned within fifteen (15) calendar days; and (d) all negotiations, proceedings, documents prepared, and statements made in connection herewith shall be without prejudice to the Settling Parties, shall not be deemed or construed to be an admission by a Settling Party of any act, matter, or proposition, and shall not be used in any manner for any purpose in any subsequent proceeding in the Action, or in any other

action or proceeding. In such event, the terms and provisions of the Stipulation shall have no further force and effect with respect to the Settling Parties and shall not be used in the Action or in any other proceeding for any purpose.

15. Pursuant to Rule 23.1 of the Federal Rules of Civil Procedure, this Court hereby finally approves the Stipulation and Settlement in all respects and orders the Settling Parties to perform its terms to the extent the Settling Parties have not already done so.

16. This Judgment is a final judgment, and the Court finds that no just reason exists for delay in entering the Judgment in accordance with the Stipulation. Accordingly, the Clerk is hereby directed to enter this Judgment forthwith in accordance with Rule 58 of the Federal Rules of Civil Procedure.

IT IS SO ORDERED

DATED:

____
Honorable Madeline Cox Arleo
United States District Judge

EXHIBIT D

EXHIBIT D

UNITED STATES DISTRICT COURT
DISTRICT OF NEW JERSEY

COSTANTINO ZANFARDINO, Derivatively on Behalf of Nominal Defendant ZERIFY, INC., formerly known as STRIKEFORCE TECHNOLOGIES, INC., Plaintiff, v. MARK L. KAY, ROMARAO PEMMARAJU AND GEORGE WALLER, Defendants, And, ZERIFY, INC., formerly known as STRIKEFORCE TECHNOLOGIES, INC. Nominal Defendant.	Case No.: 3:22-cv-07258-MCA-AME

NOTICE OF PENDENCY AND PROPOSED SETTLEMENT OF
<u>SHAREHOLDER DERIVATIVE ACTION</u>

TO: ALL OWNERS OF THE COMMON STOCK OF ZERIFY, INC. ("ZERIFY") OR THE "COMPANY") AS OF NOVEMBER 20, 2024 AND WHO CONTINUE TO HOLD ZERIFY COMMON STOCK AS OF THE DATE OF THE SETTLEMENT HEARING ("CURRENT ZERIFY SHAREHOLDERS"):

THIS NOTICE RELATES TO THE PENDENCY AND PROPOSED SETTLEMENT OF SHAREHOLDER DERIVATIVE LITIGATION. PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. IF YOU ARE A ZERIFY SHAREHOLDER, THIS NOTICE CONTAINS IMPORTANT INFORMATION ABOUT YOUR RIGHTS.

YOU ARE HEREBY NOTIFIED, pursuant to an Order of the United States District Court for the District of New Jersey (the "Court"), that a proposed settlement has been reached by the parties in the following shareholder derivative action brought on behalf and for the benefit of Zerify: *Zanfardino v. Kay*, Case No. 2:22-CV-07258-MCA-AME (D.N.J.) (the "Action"). As explained below, a hearing will be held on ____________________, 202__, at ____ _.m., before the Honorable Madeline Cox Arleo, at the United States District Court for the District of New Jersey, Martin Luther King Jr. Bldg. & U.S. Courthouse, 50 Walnut Street, Newark N.J. New Jersey 07102, Courtroom 4A (the "Settlement Hearing"), at which the Court will determine whether to approve: (1) the Settlement; (2) an award of attorneys' fees to Plaintiff's Counsel not to exceed $368,607 and reimbursement of expenses not to exceed $8,547 (collectively, the "Fee and Expense Amount"); and (3) a service award of up to $5,000 for Plaintiff (the "Service Award").

You have an opportunity, but are not required, to be heard at this Settlement Hearing.

The terms of the settlement are set forth in the Stipulation (the "Settlement" or "Stipulation") and are summarized in this Notice. If approved by the Court, the Settlement will fully resolve the Action, including the dismissal of the Action with prejudice. **For a more detailed statement of the matters involved in the Action, the Settlement, and the terms discussed in this Notice, the Stipulation is available for viewing on Zerify's website at www.zerify.com. The Stipulation also may be inspected at the Clerk of the Court's office, United States District Court for the District of New Jersey, Martin Luther King Jr. Bldg. & U.S. Courthouse, 50 Walnut Street, Newark N.J. New Jersey 07102. For a fee, all papers filed in the Action are available at www.pacer.gov.**

This Notice is not intended to be an expression of any opinion by the Court with respect to the merits of the claims made in the Action but is intended to advise you of the pendency and Settlement of the Action.

THERE IS NO CLAIMS PROCEDURE. The Action was brought to protect Zerify's interests. The Settlement will result in changes to Zerify's corporate governance, and reimbursement to Zerify of certain stock and investment interests held by the Individual Defendants.[1]

I. THE ACTION

The Action alleges that the Individual Defendants, who were the sole members of the Company's Board of Directors ("Board") at the time the Action was filed, utilized their power and control of Zerify to enrich themselves at the expense of the Company, namely through: (1) the issuance of stock, options, or other compensation to themselves; and (2) use of the Company's capital to fund investments that benefitted them personally in connection with a transaction involving BlockSafe Technologies, Inc. ("BlockSafe").

On June 10, 2022, Plaintiff issued a written Demand to the Board pursuant to Wyo. Stat. Ann. § 17-16-742 to investigate the alleged misconduct which, ultimately, was alleged in the Action.

On August 19, 2022, the Board responded to the Demand and provided certain information requested in the Demand and informed Plaintiff that, after investigation, the Board concluded that neither the Company, nor any of its officers or directors engaged in any wrongdoing in connection with the transactions noted in the Demand and, as a result, it would not commence any litigation in response to Plaintiff's Demand.

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[1] The Individual Defendants are Mark L. Kay, Ramarao Pemmaraju ("Pemmaraju") and George Waller ("Waller").

On December 12, 2022, Plaintiff commenced the Action on behalf of Zerify.

On June 8, 2023, Defendants filed separate motions to dismiss Plaintiff's complaint ("Complaint").

On November 28, 2023, the Court granted, *in part*, and denied, *in part*, Defendants' motions to dismiss as follows: (1) granting Defendants' motion and dismissing Plaintiff's claims for breach of fiduciary duty and unjust enrichment as to the Auctus Fund LLC transaction, the Crown Bridge Partners LLC transaction, the issuance of preferred stock and the approval of reverse splits; (2) granting Defendants' motion and dismissing Plaintiff's claim for corporate waste; and (3) denying Defendants' motion to dismiss as relates to the allegations concerning the BlockSafe transaction and the issuance of common stock, other shares and warrants.

On January 12, 2024, Defendants filed Answers to the Complaint, denying the material allegations alleged.

On January 12, 2024, Plaintiff issued an additional written Demand letter pursuant to Wyo. Sta. An. § 17-16-742 to investigate additional alleged misconduct.

On June 11, 2024, the Company responded to Plaintiff's additional Demand letter and provided certain information requested in the Demand and informed Plaintiff that, after investigation, the Company concluded that neither the Company, nor any of its officers or directors engaged in any wrongdoing in connection with any of the alleged misconduct noted in the Demand and, as a result, the Company would not commence any litigation in response to Plaintiff's additional Demand.

In March 2024, after the motions to dismiss were granted in part and denied in part, Plaintiff and the Individual Defendants began discussing a potential settlement. The parties continued to exchange proposals and counterproposals through September 2024, engaging in a number of verbal

and written exchanges. In these exchanges, Plaintiff requested, and the Individual Defendants produced, certain financial confirmatory discovery, and the Settling Parties ultimately agreed on the material terms of a settlement, which were finalized and documented in this Stipulation (the "Settlement").

II. PLAINTIFF'S CLAIMS AND THE BENEFITS OF THE SETTLEMENT

While disputed by Defendants, Plaintiff believes that the Action has substantial merit and Plaintiff's entry into the Stipulation is not intended to be, and shall not be construed as, an admission or concession concerning the relative strength or merit of the claims alleged. However, Plaintiff and his Counsel recognize and acknowledge the significant risk, expense, and length of continued proceedings necessary to prosecute the Action through trial and possible appeals.

Plaintiff's Counsel also has considered: (a) the uncertain outcome and the risk of any litigation, especially in complex cases such as derivative actions; (b) the difficulties and delays inherent in such litigation; (c) the lack of any applicable insurance on behalf of the Company and the Individual Defendants; and (d) the Individual Defendants' limited ability to pay any substantial judgment. Plaintiff's Counsel also are mindful of the challenges inherent in derivative litigation, and the possible defenses to the claims alleged in the Action.

Plaintiff's Counsel have conducted a thorough investigation and analysis, including, *inter alia*: (i) reviewing Zerify's press releases, public statements, and U.S. Securities and Exchange Commission ("SEC") filings; (ii) reviewing related media reports about the Company; (iii) researching applicable law with respect to the claims alleged in the Action and potential defenses thereto; (iv) preparing and filing the Complaint; (v) preparing and issuing the Demand; (vi) researching and briefing response to the motions to dismiss; (vii) preparing and serving discovery;

and (viii) negotiating the Settlement, including researching potential corporate governance reforms and relief that the Company ultimately agreed to adopt as consideration of the Settlement.

Based on Plaintiff's Counsel's thorough review and analysis of the relevant facts, allegations, defenses, and controlling legal principles, Plaintiff's Counsel believe that the Settlement as set forth in this Stipulation is fair, reasonable, and adequate, and confers substantial benefits upon Zerify. Based upon Plaintiff's Counsels' evaluation, Plaintiff has determined that the Settlement is in the best interests of Zerify and has agreed to settle the Action upon the terms and subject to the conditions set forth herein.

III. DEFENDANTS' DENIALS OF WRONGDOING AND LIABILITY

Defendants have denied and continue to deny each and all of the claims and contentions alleged by Plaintiff in the Action, and the Individual Defendants have expressly denied and continue to deny all allegations of wrongdoing or liability against them arising out of any conduct, statements, acts, or omissions alleged, or that could have been alleged, in the Action. Nonetheless, Defendants also have considered the uncertainty and risks inherent in any litigation, especially in complex cases such as derivative actions. Defendants have determined that it is in their best interests for the Action to be settled in the manner and upon the terms and conditions set forth in the Stipulation.

Neither the Stipulation, nor any of its terms or provisions, nor entry of the Judgment, nor any document or exhibit referred or attached to the Stipulation, nor any action taken to carry out the Stipulation, is, may be construed as, or may be used as evidence of the validity of any of the Released Claims (as that term is defined in the Settlement) or an admission by or against the Individual Defendants of any fault, wrongdoing, or concession of liability whatsoever.

IV. TERMS OF THE SETTLEMENT

The terms and conditions of the proposed Settlement are set forth in the Stipulation, which has been filed with the Court and is available for viewing on Zerify's website at www.zerify.com. **The following is only a summary of its terms.**

Zerify shall, within seventy-five (75) days of entry of the Judgment, effectuate and adopt the following relief and reforms ("Relief"):

(a) Appoint, at Defendants' expense, a retired judge of the United States District Court for the District of New Jersey, reasonably satisfactory to Plaintiff, as an independent overseer whose approval will be required for any transaction occurring during a period of two years from the date of that person's appointment involving the Company which benefit any of the Individual Defendants, directly or indirectly, except for any transactions that would benefit the Individual Defendants in their capacity as shareholders of the Company;

(b) To the extent that a retired judge of the United States District Court for the District of New Jersey is not available, the parties agree to meet and confer in good faith to identify a suitable alternative retired federal judge from another jurisdiction.

(c) The Individual Defendants will relinquish all of their personal ownership interest in BlockSafe and return such interest to the Company. For avoidance of doubt, nothing contained in this paragraph shall prohibit any Individual Defendant from enjoying any benefit in connection with BlockSafe or otherwise that accrues to the Company as a shareholder in the Company; and

(d) Individual Defendants Waller and Pemmaraju will return 75% of the shares of Company stock that were issued to them in 2021 (constituting 6,892,220 shares and 7,375,000 shares, respectively, to be returned to the Company).

As additional consideration of this Settlement, due to the lack of insurance available to cover any claims emanating from the alleged misconduct asserted in this Action, the Plaintiff and the Individual Defendants (together with Zerify, the "Settling Parties") have agreed that the Individual Defendants will personally pay a maximum of $25,000.00 towards any Fee and Expense Amount and $5,000.00 toward any Service Award to the Plaintiff, awarded by the Court.

V. DISMISSALS AND RELEASES

The Settlement is conditioned upon the occurrence of certain events, which include, among other things: (i) final approval of the Settlement by the Court following notice to Current Zerify Shareholders and the Settlement Hearing contemplated by the Stipulation; (ii) Court entry of the Judgment, approving the Settlement and dismissing the Action with prejudice, without awarding costs to any party, except as provided in the Stipulation; (iii) payment of the Fee and Expense Amount (both by the Individual Defendants and the Company) and Service Award approved by the Court; (iv) the passing of the date upon which the Judgment becomes Final; and (v) issuance of an order dismissing the Action with prejudice (the "Effective Date").

Upon the Effective Date, the Releasing Parties shall be deemed to have fully, finally, and forever released, relinquished, and discharged the Released Claims, including both known and Unknown Claims, against the Released Persons and any and all claims arising out of, relating to, or in connection with the defense, settlement, or resolution of the Action and/or any and all claims, transactions or allegations in the Demands against the Released Persons.

Upon the Effective Date, each of the Released Persons shall be deemed to have fully, finally, and forever released, relinquished, and discharged Plaintiff and their Related Persons, Plaintiff's Counsel and their Related Persons, and Current Zerify Shareholders and their Related Persons from all claims and causes of action of every nature and description, including both known and Unknown Claims, whether arising under federal, state, common or foreign law, that arise out of or relate in any way to the institution, prosecution, or settlement of the Released Claims, except for any claims relating to the enforcement of the Settlement.

However, nothing shall in any way impair or restrict the rights of any Settling Party to enforce the terms of the Stipulation.

VI. PLAINTIFF'S ATTORNEYS' FEES AND EXPENSES

In consideration of the substantial benefits conferred upon Zerify by the consideration of the Settlement, and the efforts of Plaintiff and Plaintiff's Counsel in the Action in achieving the consideration of the Settlement, and subject to Court approval, Plaintiff's Counsel shall apply to the Court for a Fee and Expense Amount not to exceed $368,607 for attorneys' fees and reimbursement of expenses not to exceed $8,547. The Individual Defendants will personally pay a maximum of $25,000.00 towards any Fee and Expense Amount awarded by the Court with the remainder to be borne exclusively by the Company.

Plaintiff's Counsel may apply to the Court for a Service Award of up to $5,000 for Plaintiff, to be paid by the Individual Defendants, only to be paid upon Court approval, in recognition of Plaintiff's participation and effort in the prosecution of the Action.

VII. THE SETTLEMENT HEARING

The Settlement Hearing will be held before the Honorable Madeline Cox Arleo, at the United States District Court for the District of New Jersey, Martin Luther King Jr. Bldg. & U.S.

Courthouse, 50 Walnut Street, Newark N.J. New Jersey 07102, Courtroom 4 A at which the Court will determine: (i) whether the terms of the Stipulation should be approved as fair, reasonable, and adequate; (ii) whether the Notice fully satisfied the requirements of Rule 23.1 of the Federal Rule of Civil Procedure and the requirements of due process; (iii) whether all Released Claims against the Released Persons should be fully and finally released; (iv) whether to approve a Fee and Expense Amount, and the amount thereof; (v) whether to approve a Service Award, and the amount thereof, not to exceed $5,000; and (vi) such other matters as the Court may deem appropriate.

The Settlement Hearing may be continued by the Court at the Settlement Hearing, or at any adjourned session thereof, without further notice.

VIII. THE RIGHT TO OBJECT AND/OR BE HEARD AT THE HEARING

Any Current Zerify Shareholder has a right, but is not required, to appear and to be heard at the Settlement Hearing, providing that they are a shareholder of record or beneficial owner of Zerify common stock and was a shareholder of record or beneficial owner of Zerify common stock as of November 20, 2024. Any Zerify shareholder who satisfies this requirement may enter an appearance through counsel of such shareholder's own choosing and at such shareholder's own expense or may appear on their own. However, any such shareholder shall not be heard at the Settlement Hearing unless, ***at least fourteen (14) calendar days prior to the Settlement Hearing***, you have filed with the Court a written notice of objection to the Settlement or the Fee and Expense Amount or Service Award containing the following information:

1. Your name, legal address, email address and telephone number;

2. The case name and number (*Zanfardino v. Kay*, Case No. 2:22-CV-07258-MCA-AME);

3. Documentation sufficient to show that you owned shares of Zerify common stock as of November 20, 2024, and a statement that you continue to hold such shares as of the

date of filing of the objection and will continue to hold those shares as of the date of the Settlement Hearing;

4. A statement of each objection being made;

5. Notice of whether you intend to appear at the Settlement Hearing (you are not required to appear); and

6. Copies of any papers you intend to submit to the Court, along with the names of any witness(es) you intend to call to testify at the Settlement Hearing and the subject(s) of their testimony.

All written objections and supporting papers must be filed with the Clerk of the Court, United States District Court for the District of New Jersey, Martin Luther King Jr. Bldg. & U.S. Courthouse, 50 Walnut Street, Newark N.J. New Jersey 07102 and served upon each of the following Settling Parties' counsel:

Counsel for Individual Defendants

Andrew T. Hambelton
BLANK ROME LLP
1271 Avenue of the Americas
New York, New York 10020
Phone: (212) 885-5000
andrew.hambelton@blankrome.com

Counsel for Nominal Defendant Zerify

Robert J. Cahall
McCORMICK & PRIORE, P.C.
300 Carnegie Ctr. Blvd, Suite 160
Princeton, NJ 08540
Tel. (609) 716-9550
Fax (609) 716-8140
rcahall@mccormickpriore.com

Counsel for Plaintiff

Matthew F. Gately
COHN LIFLAND PEARLMAN HERRMANN & KNOPF LLP
Park 80 Plaza West-One
250 Pehle Avenue, Suite 401
Saddle Brook, NJ 07663
(201) 845-9600
mfg@njlawfirm.com

Robert S. Schachter
ZWERLING, SCHACHTER & ZWERLING, LLP
41 Madison Avenue
New York, NY 10010
(561) 245-4608
rschachter@zsz.com

YOUR WRITTEN OBJECTIONS MUST BE FILED WITH THE CLERK OF THE COURT NO LATER THAN _________, 2025. Only shareholders who have filed and delivered valid and timely written notices of objection will be entitled to be heard at the Settlement Hearing unless the Court orders otherwise.

Unless otherwise ordered by the Court, any Current Zerify Shareholder who does not make their objection in the manner provided herein shall be deemed to have waived such objection and shall forever be barred and foreclosed from making any objection to the fairness, reasonableness, or adequacy of the Settlement, or to otherwise be heard, and shall otherwise be bound by the Judgment to be entered and the releases to be given.

IX. EXAMINATION OF PAPERS AND INQUIRIES

There is additional information concerning the Settlement available in the Stipulation, which is available for viewing on Zerify's website at www.zerify.com. You may also inspect the Stipulation during business hours at the office of the Clerk of the Court, United States District Court for the District of New Jersey, Martin Luther King Jr. Bldg. & United States Courthouse, 50 Walnut Street, Newark N.J. New Jersey 07102. Or you may call Plaintiff's Counsel at Cohn Lifland Pearlman Herrmann & Knopf LLP, telephone (201) 845-9600 or Zwerling, Schachter & Zwerling, LLP, telephone (561) 245-4608, for additional information concerning the settlement.

PLEASE DO NOT CONTACT THE COURT OR ZERIFY REGARDING THIS NOTICE.

Form and Substance Approved By Court Ordered Dated ______________.

EXHIBIT E

UNITED STATES DISTRICT COURT
DISTRICT OF NEW JERSEY

COSTANTINO ZANFARDINO, Derivatively on Behalf of Nominal Defendant ZERIFY, INC., formerly known as STRIKEFORCE TECHNOLOGIES, INC., Plaintiff, v. MARK L. KAY, ROMARAO PEMMARAJU AND GEORGE WALLER, Defendants, And, ZERIFY, INC., formerly known as STRIKEFORCE TECHNOLOGIES, INC. Nominal Defendant.	Case No.: 3:22-cv-07258-MCA-AME **EXHIBIT E**

[PROPOSED] PRELIMINARY APPROVAL ORDER

This matter came before the Court for a hearing on ________________, 2024. Plaintiff has filed an unopposed motion, pursuant to Rule 23.1 of the Federal Rules of Civil Procedure, for an order: (i) preliminarily approving the proposed settlement ("Settlement") of shareholder derivative claims, in accordance with the Stipulation and Agreement of Settlement dated November 20, 2024 (the "Stipulation"); and (ii) approving the form and manner of notice of the Settlement.[1]

[1] Except as otherwise expressly provided below or as the context otherwise requires, all capitalized terms contained herein shall have the same meanings and/or definitions as set forth in the Stipulation.

WHEREAS, the Stipulation sets forth the terms and conditions for the Settlement, including, but not limited to, a proposed Settlement and dismissal of the this shareholder derivative action with prejudice as to the Released Persons; and

WHEREAS, the Court having read and considered Plaintiff's Unopposed Motion for Preliminary Approval of Shareholder Derivative Settlement together with the accompanying Memorandum of Law and the Stipulation, as well as all the exhibits attached thereto and heard and considered arguments by counsel for the Settling Parties in favor of preliminary approval of the Settlement; and

WHEREAS, the Court finds, upon a preliminary evaluation, that the proposed Settlement falls within the range of possible approval criteria, as it provides a beneficial result for Zerify and appears to be the product of serious, informed, non-collusive negotiations; and

WHEREAS, the Court also finds, upon a preliminary evaluation, that Current Zerify Shareholders should be apprised of the Settlement through the proposed forms of notice, allowed to file objections, if any, thereto, and appear at the Settlement Hearing.

NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED AS FOLLOWS:

1. This Court, for purposes of this Preliminary Approval Order, adopts the definitions set forth in the Stipulation.

2. This Court preliminarily approves, subject to further consideration at the Settlement Hearing described below, the Settlement as set forth in the Stipulation as being fair, reasonable, and adequate.

3. A hearing shall be held on ____ , 2025, at ____ _.m., before the Honorable Madeline Cox Arleo, at the United States District Court

for the District of New Jersey, Martin Luther King Jr. Bldg. & U.S. Courthouse, 50 Walnut Street, Newark N.J. New Jersey 07102, Courtroom 4A (the "Settlement Hearing"), at which the Court will determine: (i) whether the terms of the Stipulation should be approved as fair, reasonable, and adequate; (ii) whether the notice fully satisfied the requirements of Rule 23.1 of the Federal Rule of Civil Procedure and the requirements of due process; (iii) whether all Released Claims against the Released Persons should be fully and finally released; (iv) whether the Fee and Expense Amount and Service Award should be approved and the amounts thereof; and (v) such other matters as the Court may deem appropriate.

4. The Court finds that the form, substance, and dissemination of information regarding the proposed Settlement in the manner set out in this Preliminary Approval Order constitutes the best notice practicable under the circumstances and complies fully with Rule 23.1 of the Federal Rules of Civil Procedure and due process.

5. Within ten (10) calendar days after the entry of the Preliminary Approval Order, Zerify shall: (i) publish the Summary Notice (substantially in the form attached as Exhibit F to the Stipulation), once in *Investor's Business Daily*; (ii) file with the SEC a Current Report on Form 8-K, with an accompanying press release and attaching the Notice (substantially in the form attached as Exhibit D to the Stipulation) and the Stipulation together with its exhibits; and (iii) post the Notice and Stipulation to the Company's investor relations page of its website.

6. The Notice and Summary Notice shall contain a link to the Company's website with the Current Report on Form 8-K, accompanying press release, the Notice, and the Stipulation together with its exhibits. All costs incurred in the filing, publication and dissemination of the Notice and Summary Notice shall be paid by Zerify, and Zerify shall undertake all administrative responsibility for the filing, publication and dissemination of the Notice and Summary Notice.

7. At least thirty (30) calendar days prior to the Settlement Hearing, Defendants' Counsel shall file with the Court an appropriate affidavit or declaration with respect to filing, publishing, and posting the Notice and Summary Notice as provided for in paragraph 5 of this Preliminary Approval Order.

8. All Current Zerify Shareholders shall be subject to and bound by the provisions of the Stipulation and the releases contained therein, and by all orders, determinations, and judgments in the Action concerning the Settlement, whether favorable or unfavorable to Current Zerify Shareholders.

9. Pending final determination of whether the Settlement should be approved, Plaintiff and Current Zerify Shareholders shall not commence or prosecute against any of the Released Persons any action or proceeding in any court or tribunal asserting any of the Released Claims.

10. Any Current Zerify Shareholder may appear and show cause, if they have any reason why the Settlement embodied in the Stipulation should not be approved as fair, reasonable, and adequate, or why a judgment should or should not be entered hereon, or the Fee and Expense Amount or Service Award should not be awarded. However, no Current Zerify Shareholder shall be heard or entitled to contest the approval of the proposed Settlement, or, if approved, the Judgment to be entered hereon, unless that Zerify shareholder has caused to be filed, and served on counsel as noted below, written objections which: (i) state the name, legal address, email address and telephone number of the objector; (ii) state the case name and number (*Zanfardino v. Kay*, Case No. 2:22-CV-07258-MCA-AME); (iii) contain a specific, written statement of the objection(s) and the specific reason(s) for the objection(s), and if the objector has indicated that they intend to appear at the Settlement Hearing, the identity of any witnesses the objector may call to testify and the subject(s) of their testimony, and any exhibits the objector intends to introduce into evidence at the hearing; (iv) include

documentation sufficient to show that the objector owned shares of Zerify common stock as of November 20, 2024, and contains a statement that the objector continues to hold such shares as of the date of filing of the objection and will continue to hold those shares as of the date of the Settlement Hearing; and (v) are signed by the objector.

11. At least fourteen (14) calendar days prior to the Settlement Hearing set for ___________, 2025, any such Person must file the written objection(s) and corresponding materials with the Clerk of the Court, United States District Court for the District of New Jersey, Martin Luther King Jr. Bldg. & U.S. Courthouse, 50 Walnut Street, Newark N.J. New Jersey 07102, and serve such materials by that date, on each of the following Settling Parties' counsel:

Counsel for Individual Defendants

Andrew T. Hambelton
BLANK ROME LLP
1271 Avenue of the Americas
New York, New York 10020
Phone: (212) 885-5000
andrew.hambelton@blankrome.com

Counsel for Nominal Defendant Zerify

Robert J. Cahall
McCORMICK & PRIORE, P.C.
300 Carnegie Ctr. Blvd, Suite 160
Princeton, NJ 08540
Tel. (609) 716-9550
Fax (609) 716-8140
rcahall@mccormickpriore.com

Counsel for Plaintiff

Matthew F. Gately
COHN LIFLAND PEARLMAN HERRMANN & KNOPF LLP
Park 80 Plaza West-One
250 Pehle Avenue, Suite 401
Saddle Brook, NJ 07663
(201) 845-9600
mfg@njlawfirm.com

Robert S. Schachter
ZWERLING, SCHACHTER & ZWERLING, LLP
41 Madison Avenue
New York, NY 10010
(561) 245-4608
rschachter@zsz.com

12. Only Current Zerify Shareholders who have filed with the Court and served on the Settling Parties' counsel valid and timely written notices of objection will be entitled to be heard at the hearing unless the Court orders otherwise.

13. Any Person or entity who fails to appear or object in the manner provided herein shall be deemed to have waived such objection and shall forever be foreclosed from making any objection to the fairness, reasonableness, or adequacy of the Settlement and to the Fee and Expense Amount and Service Award, unless otherwise ordered by the Court, but shall be forever bound by the Judgment to be entered and the releases to be given as set forth in the Stipulation.

14. Plaintiff shall file a motion for final approval of the Settlement and for the approval of an award of counsel fees and expenses to Plaintiffs' Counsel and a service award for Plaintiff at least forty-two (42) calendar days prior to the Settlement Hearing. If there is any objection to the Settlement or the request for counsel fees and expenses or Plaintiff's service award, Plaintiff shall file a response to the objection(s) at least seven (7) calendar days prior to the Settlement Hearing.

15. All proceedings in the Action are stayed until further order of the Court, except as may be necessary to implement the Settlement or comply with the terms of this Stipulation.

16. This Court may, for good cause, extend any of the deadlines set forth in this Preliminary Approval Order without further notice to Zerify shareholders.

17. Neither the Stipulation nor the Settlement, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the Settlement: (i) is or may be deemed to be or may be offered, attempted to be offered or used in any way by the Settling Parties or any other Person as a presumption, a concession or an admission of, or evidence of, any fault, wrongdoing or liability of the Settling Parties or Released Persons, or of the validity of any Released Claims; or (ii) is intended by the Settling Parties to be offered or received as evidence or used by any other Person in any other actions or proceedings, whether civil, criminal, or administrative, other than to enforce the terms therein.

18. The Court reserves: (i) the right to approve the Settlement, with such modifications as may be agreed to by counsel for the Settling Parties consistent with such Settlement, without further notice to Zerify shareholders; and (ii) the right to continue or adjourn the Settlement Hearing from time to time or by oral announcement at the hearing or at any adjournment thereof, without further notice to Zerify shareholders.

IT IS SO ORDERED.

DATED:

____

Honorable Madeline Cox Arleo
United States District Judge

EXHIBIT F

EXHIBIT F

SUMMARY NOTICE OF PENDENCY AND PROPOSED SETTLEMENT OF SHAREHOLDER DERIVATIVE ACTION

TO: ALL OWNERS OF THE COMMON STOCK OF ZERIFY, INC. ("ZERIFY" OR THE "COMPANY") CURRENTLY AND AS OF NOVEMBER 20, 2024 ("CURRENT ZERIFY SHAREHOLDERS")

THIS NOTICE RELATES TO THE PENDENCY AND PROPOSED SETTLEMENT OF SHAREHOLDER DERIVATIVE LITIGATION. PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. IF YOU ARE A ZERIFY SHAREHOLDER, THIS NOTICE CONTAINS IMPORTANT INFORMATION ABOUT YOUR RIGHTS.

The parties in the shareholder derivative action, *Zanfardino v. Kay*, Case No. 2:22-CV-07258-MCA-AME (D.N.J.), have reached an agreement to settle the derivative claims brought on behalf of and for the benefit of Zerify.

The terms of the settlement are set forth in a Stipulation and Agreement of Settlement dated November 20, 2024 (the "Stipulation").[1] This notice should be read in conjunction with, and is qualified in its entirety by reference to, the text of the Stipulation, which has been filed with the United States District Court for the District of New Jersey. A link to the text of the Stipulation and the full-length Notice of Pendency and Proposed Settlement of Shareholder Derivative Action may be found on Zerify's website at www.zerify.com, as well as the websites of Plaintiff's counsel set out below.

Under the terms of the Stipulation, as a part of the proposed Settlement, Zerify will adopt and implement certain corporate governance reforms and provide certain relief to the Company, which the Settling Parties agree confer substantial benefits upon Zerify.

[1] All capitalized terms herein have the same meanings as set forth in the Stipulation.

In light of the substantial benefits conferred upon Zerify by Plaintiffs' Counsel's efforts, and subject to Court approval, Plaintiff's Counsel shall apply to the Court for an award of attorneys' fees in an amount not to exceed $368,607 and for reimbursement of expenses not to exceed $8,547 (collectively, the "Fee and Expense Amount"). Plaintiff's Counsel may also apply to the Court for a Service Award of up to $5,000 for Plaintiff.

A hearing will be held on __________, 2025, at ____ _.m., before the Honorable Madeline Cox Arleo, at the United .States District Court for the District of New Jersey, Martin Luther King Jr. Bldg. & U.S. Courthouse, 50 Walnut Street, Newark N.J. New Jersey 07102, Courtroom 4A (the "Settlement Hearing"), at which the Court will determine whether to approve the Settlement. The Court may decide to hold the Settlement Hearing telephonically or by other virtual means without further notice.

Any Current Zerify Shareholder has a right, but is not required, to appear and to be heard at the Settlement Hearing, providing that they are a shareholder of record or beneficial owner of Zerify common stock and were a shareholder of record or beneficial owner of Zerify common stock as of November 20, 2024. Any Zerify shareholder who satisfies this requirement may enter an appearance through counsel of such shareholder's own choosing and at such shareholder's own expense or may appear on their own. However, you shall not be heard at the Settlement Hearing unless, ***at least fourteen (14) calendar days prior to the Settlement Hearing***, you have filed with the Court a written notice of objection containing the following information:

1. Your name, legal address, email address and telephone number;

2. The case name and number (*Zanfardino v. Kay*, Case No. 2:22-CV-07258-MCA-AME);

3. Documentation sufficient to show that you are a Current Zerify Shareholder (defined above);

4. A statement of each objection being made;

5. Notice of whether you intend to appear at the Settlement Hearing (you are not required to appear); and

6. Copies of any papers you intend to submit to the Court, along with the names of any witness(es) you intend to call to testify at the Settlement Hearing and the subject(s) of their testimony.

All written objections and supporting papers must be filed with the Clerk of the Court, U.S. District Court for the District of New Jersey, Martin Luther King Jr. Bldg. & U.S. Courthouse, 50 Walnut Street, Newark N.J. New Jersey 07102 and served upon each of the following Settling Parties' counsel:

Counsel for Individual Defendants

Andrew T. Hambelton
BLANK ROME LLP
1271 Avenue of the Americas
New York, New York 10020
Phone: (212) 885-5000
andrew.hambelton@blankrome.com

Counsel for Nominal Defendant Zerify

Robert J. Cahall
McCORMICK & PRIORE, P.C.
300 Carnegie Ctr. Blvd, Suite 160
Princeton, NJ 08540
Tel. (609) 716-9550
Fax (609) 716-8140
rcahall@mccormickpriore.com

Counsel for Plaintiff

Matthew F. Gately
COHN LIFLAND PEARLMAN HERRMANN & KNOPF LLP
Park 80 Plaza West-One
250 Pehle Avenue, Suite 401
Saddle Brook, NJ 07663
(201) 845-9600
mfg@njlawfirm.com

Robert S. Schachter
ZWERLING, SCHACHTER & ZWERLING, LLP
41 Madison Avenue
New York, NY 10010
(561) 245-4608
rschachter@zsz.com

YOUR WRITTEN OBJECTIONS MUST BE ON FILE WITH THE CLERK OF THE COURT NO LATER THAN _________, 2025. Only Current Zerify Shareholders who have filed and delivered valid and timely written notices of objection will be entitled to be heard at the Settlement Hearing unless the Court orders otherwise. If you fail to object in the manner and within the time prescribed above you shall be deemed to have waived your right to object (including the right to appeal) and shall forever be barred, in this proceeding or in any other proceeding, from raising such objection(s).

Inquiries may be made to Plaintiff's Counsel at Cohn Lifland Pearlman Herrmann & Knopf LLP, telephone (201) 845-9600 or Zwerling, Schachter & Zwerling, LLP, telephone (561) 245-4608, or at the email addresses above for additional information concerning the settlement.

PLEASE DO NOT CONTACT THE COURT OR ZERIFY REGARDING THIS NOTICE.

Form and Substance Approved By Court Ordered Dated ______________.